Exhibit 99.02

Enogex Commences Tender Offer for up to $150 Million of its Outstanding 8.125% Senior Notes Due 2010

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) announced today that its midstream pipeline subsidiary, Enogex LLC, has commenced a cash tender offer for up to $150 million principal amount of its 8.125% senior notes due January 2010.

The tender offer for the 8.125% senior notes due 2010 will expire at 11:59 p.m. EDT on July 22, 2009, unless extended or earlier terminated by Enogex (such time, as it may be extended, the “expiration time”). The total consideration per $1,000 principal amount of the 8.125% senior notes due 2010 validly tendered and not withdrawn at or prior to 5:00 p.m. EDT on July 8, 2009 (the “early tender time”) will be $1,027.50, which includes an early tender payment of $25.00 per $1,000 principal amount of 8.125% senior notes due 2010. The early tender payment is payable only to holders of the 8.125% senior notes due 2010 who validly tender and do not validly withdraw their notes at or prior to the early tender time, provided such notes are accepted for purchase by Enogex. Holders who validly tender their 8.125% senior notes due 2010 after the early tender time but at or prior to the expiration time will be entitled to receive $1,002.50 per $1,000 principal amount of the notes, provided such notes are accepted for purchase by Enogex. Tendered notes accepted for purchase by Enogex are expected to be retired and cancelled. Consummation of the tender offer is subject to a number of conditions, including the completion of the sale of a new series of senior notes (the “offering condition”) as more fully described in the Offer to Purchase dated June 24, 2009.

In addition, holders of the 8.125% senior notes due 2010 will receive accrued and unpaid interest on any such notes tendered and accepted for purchase by Enogex in the tender offer from the last interest payment date to but not including the date on which the notes are purchased which is expected to be July 23, 2009 the next business day following the expiration time. Additional terms and conditions of the tender offer are set forth in Enogex’s Offer to Purchase dated June 24, 2009 and the related Letter of Transmittal.

Holders of Enogex’s 8.125% senior notes due 2010 are urged to read the tender offer documents carefully before making any decision with respect to the tender offer. Copies may be obtained from the information agent, Global Bondholder Services Corporation, at 866-470-4200 or 212-430-3774. Enogex has retained J.P. Morgan, UBS Investment Bank and Wachovia Securities to serve as dealer managers for the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan at (866) 834-4666 (toll-free) or (866) 834-4802 (collect), to UBS Investment Bank (888) 719-4210 (toll-free) or (203) 719-4210 (collect) and to Wachovia Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect).

This press release is not a solicitation for acceptance of the tender offer. Enogex is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of OGE Energy, Enogex, the dealer managers, or the Information Agent makes any recommendation in connection with the tender offer.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 772,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.